CERTIFICATE OF INCORPORATION

OF

MEDIALINK WORLDWIDE INCORPORATED

1.           The name of the corporation (hereinafter called the “Corporation”) is:
Medialink Worldwide Incorporated

2.           The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

3.           The nature of the business and of the purposes to be conducted and promoted by the Corporation are, in general, to carry on any business and engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

4.           The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which are have a par value of $.01 per share.  All such shares are of one class and are Common Stock.

5.           Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

6.           No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director: (a) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which such director derived an improper personal benefit.

The Corporation shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation.

The Corporation shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Paragraph 7.

7.           Election of directors need not be by written ballot.

 8.           The original By-Laws of the Corporation shall be adopted by the incorporator.  Thereafter, the power to make, alter or repeal the By-Laws, and to adopt any new By-Laws, shall be vested in the Board of Directors.